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                                                                    EXHIBIT 11.1

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       COMPUTATION OF NET LOSS PER SHARE

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                            1994           1995           1996
                                                         -----------    -----------    -----------
Net loss..............................................   $(4,064,767)   $(2,107,349)   $(2,830,595)
                                                          ==========     ==========     ==========
Weighted average common shares outstanding............     8,109,168      9,224,431      9,642,048
Net common shares issuable upon exercise of
  outstanding options issued within one year of
  initial public offering.............................       288,500
                                                         -----------    -----------    -----------
Weighted average common shares outstanding............     8,397,668      9,224,431      9,642,048
                                                          ==========     ==========     ==========
Net loss per common and common share equivalent.......   $     (0.48)   $     (0.23)   $     (0.29)
                                                          ==========     ==========     ==========

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